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                                                                    EXHIBIT 10.9




               FEASIBILITY EVALUATION/DEVELOPMENT OPTION AGREEMENT

This FEASIBILITY EVALUATION/DEVELOPMENT OPTION AGREEMENT, ("Agreement") is entered into this 4th day of August, 1995, by and between VAXCEL, INC., having its offices at 3000 Northwoods Parkway, Suite 200, Norcross, GA 30071 ("VAXCEL") and CONNAUGHT LABORATORIES, INC., having its offices at P.O. Box 187, Rt. 611, Swiftwater, PA 18370 ("CLI").


                                    RECITALS

         A. VAXCEL and CLI have entered into discussions with respect to the development of human vaccines utilizing antigen and vaccine development technology of CLI and adjuvant technology of VAXCEL, and have signed a Confidential Disclosure Agreement dated December 15, 1994 ("Confidentiality Agreement") in that regard.

         B. The parties wish to evaluate the feasibility of enhanced immune responses to CLI's Antigen (as defined in Section 1.2) in VAXCEL's Optivax System (as defined in Section 1.6). Following successful feasibility evaluation, negotiation of definitive license and supply agreement covering the further development, manufacture, and marketing of VAXCEL's Optivax System with CLI's Antigen in a final vaccine formulation will be conducted.

NOW, THEREFORE, VAXCEL and CLI, in consideration of their mutual promises and intending to be legally bound, do hereby agree that the following terms and conditions shall govern the interim relationship between the parties:

1.       DEFINITIONS

                  For purposes of this Agreement, the following terms shall have the respective meanings set forth below:




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         1.1 "Affiliate" shall mean a corporation or any other entity that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the designated party, but only for so long as the relationship exists. "Control" shall mean ownership of shares of stock having at least fifty percent (50%) of the voting power entitled to vote for the election of directors in the case of a corporation, and at least fifty percent (50%) of the interests in profits in the case of a business entity other than a corporation, or, in either case, the maximum allowed by law if less than fifty percent (50%), on a country-by country basis, of the voting power or percentage interest in profits.

         1.2 "Antigen" shall mean CLI's recombinant lipidated outer surface protein A (OspA) from Borrelia burgdorferi, the causative agent of Lyme Disease, provided by CLI for the Program.

         1.3 "Confidential Information" shall mean (i) in the case of CLI, Technical Information concerning the Antigen as such (or the use or manufacture thereof, except in the Product or with the Optivax System) owned by or licensed to CLI prior to the date hereof or developed by CLI after the date hereof outside the Program, and (ii) in the case of VAXCEL, Technical Information concerning the Copolymer and/or Optivax System (or the use or manufacture thereof exclusive of Antigen or its use in the Product), or otherwise useful to the Program, owned by or licensed to VAXCEL prior to the date hereof or developed by VAXCEL or its licensors after the date hereof outside the Program. By way of illustration, but not limitation, Confidential Information may include patents, patent applications, formulations, know-how, manufacturing processes, inventions, products, processes, methods, techniques, formulas, compositions, compounds, projects, plans, research or clinical data, development plans, customers, suppliers, investors, etc.

         1.4 "Copolymer" shall mean the polyoxyethylene/polyoxypropylene copolymer adjuvant designated by VAXCEL as CRL-1005.

         1.5 "Development Costs" shall mean the costs of the Program as incurred by CLI and VAXCEL in conducting the Work Plan under this Agreement and determined in accordance with Exhibit B hereof.



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         1.6 "Optivax System" shall mean any technology or know-how which utilizes, is based on or arises out of the use of the Copolymer or that uses VAXCEL Technical Information. The term "System" shall include anything incorporated in or used in conjunction with the Product, other than the Antigen, which affects or may affect the stability, pharmacokinetics, pharmacodynamics or absorption of Antigen. For this Agreement, the route of administration is by parenteral injection.

         1.7 "Product" shall mean the vaccine in which Antigen is incorporated in or combined with VAXCEL Optivax System under the Program.

         1.8 "Program" shall mean the collaboration between VAXCEL and CLI for the feasibility evaluation and interim development of Product as provided in this Agreement, including the work to be conducted by each of the parties as set forth in the work plan attached as Exhibit A ("Work Plan").

         1.9 "Program Information" shall mean any Technical Information developed or acquired by either party under or in connection with the Program. Program Information shall include any methods for Product development, formulation or manufacturing developed for, under or as a result of the Program, or using or resulting from any Program Information. Program Information shall not include CLI's or VAXCEL's Confidential Information.

         1.10 "Technical Information" shall mean technology and information, know-how, trade secrets, data, including improvements and modifications to any thereof, relating to the Antigen, Copolymer, Optivax System, or Product or otherwise necessary or useful to the Program, which a party hereto has the lawful and contractual right to disclose to the other party. Technical Information shall include, without limitation, processes and analytical methodology used in development, testing, analysis and manufacture, and medical, clinical, toxicological and other scientific data. Notwithstanding the foregoing, Technical Information shall not include patents or trademarks.




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2.       PRODUCT DEVELOPMENT PROGRAM

         2.1 Upon execution of this Agreement, VAXCEL and CLI shall commence the Program pursuant to the initial Work Plan attached hereto as Exhibit A. CLI shall ensure that any Product feasibility evaluation and/or development shall be performed in accordance with U.S. Food and Drug Administration and cGLP regulations. Within thirty (30) days following completion of pre-clinical studies, CLI shall provide VAXCEL with a written report of the results, and such report and the data shall be deemed Program Information and shall be jointly owned by CLI and VAXCEL in accordance with Section 3.1.

                After completion of the feasibility work contemplated by the initial Work Plan, VAXCEL and CLI agree to cooperate in devising mutually agreeable Work Plans and cost estimates for further development of the Product; such Work Plans may include but are not limited to times for mutual reporting of results and times when crucial decisions are to be made. Each party agrees to use its reasonable efforts to review, execute and proceed diligently under the agreed-upon initial Work Plan and any additional or amended agreed-upon Work Plans and to report significant deviations therefrom, in a timely fashion. Each party agrees to revise such Work Plans from time to time so that the Work Plans may remain a good faith estimate of the work to be done and of Development Costs. The parties shall participate in periodic conferences to review the current Work Plan and the status of the Program. These conferences will be held on an "as needed" basis in the spirit of collaboration, but at least every sixty
(60) days. Notwithstanding the foregoing, (i) all Work Plans, cost estimates and any major deviations therefrom shall be submitted in writing by the responsible party for the other party's approval and (ii) neither party shall be required to perform any work which would result in Development Costs exceeding approved cost estimates.

         2.2 CLI and VAXCEL shall each pay for their respective Development Costs incurred in the performance of the Work Plan(s) under the Program. The approved guidelines for their respective Development Costs for both CLI and VAXCEL are attached hereto as Exhibit B. CLI shall pay Vaxcel a sum of twenty-five thousand dollars ($25,000) upon signing this Agreement. This payment is for exclusive rights to evaluate the Product according to the initial Work Plan and any additional or amended agreed-upon Work Plans.


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                In the event preclinical evaluation of the Product is
successful, based on CLI's sole judgment, CLI will proceed to file an IND and initiate Phase I clinical trials on a timely basis and will pay VAXCEL a sum of twenty thousand dollars ($20,000), within thirty (30) days of the filing of an IND, for exclusive development rights to Product through Phase I clinical trials.

         2.3 Except as specifically authorized by this Agreement, each party shall, for the term of this Agreement and after its expiration or termination for any reason, keep confidential and not disclose to others, and use only for the purposes authorized herein, all of the other party's Confidential Information and Program Information owned by the other party; provided, however, that the foregoing obligations shall not apply to the extent that any such information is:

                  (i) already known to the other party at the time of disclosure, as evidenced by such party's written records made prior to the date of the Confidentiality Agreement; or

                  (ii) publicly known prior to or after disclosure, other than through unauthorized acts or omissions of the other party; or

                  (iii) disclosed in good faith to the other party by a third party, lawfully and contractually entitled to make such disclosure; or

                  (iv) the subject of a written consent of the parties which supplied such information, authorizing disclosure; or

                  (v) disclosed to a licensee, distributor or agent in accordance with the Work Plan under a secrecy agreement, provided that the material provisions of such secrecy agreement as to confidentiality are the same as those in this Agreement; or

                  (vi) developed by the recipient independent of information received, or performed, under this Agreement and evidenced by such parties written records.

                Notwithstanding the foregoing, such information may be (a) disclosed to government agencies and others where such information may be required to be included in patent applications or regulatory filings not prohibited by the terms of this Agreement; or (b) disclosed to the extent required by applicable laws or regulations or as ordered by a court or other regulatory body having competent jurisdiction.


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          Notwithstanding anything herein to the contrary, if no further agreement between the parties is reached, Vaxcel may use or disclose to others the information in the evaluation report, though not the report itself, provided: (a) all Confidential Information and Program Information related solely to the Antigen are deleted (except with respect to which vaccines were used in the Program); and (b) CLI is not identified by name as the collaborator.

          Further, notwithstanding anything herein to the contrary, it is understood and agreed by the parties that Confidential Information and Program Information may be disclosed to and used by any Affiliate of the parties provided such Affiliate is bound by non-use and non-disclosure obligations consistent with the terms of this Agreement. In each of the foregoing cases, the other party will use its best efforts to limit the disclosure and maintain confidentiality to the extent possible.

          Further, notwithstanding anything herein to the contrary, it is understood and agreed by the parties that VAXCEL may make public the existence of this Agreement, contingent upon CLI's prior written approval of any publication or announcement revealing the existence of this Agreement.

    2.4 If any party desires to publish the results and/or evaluation of the Program, the publishing party shall provide the non-publishing party a copy of the manuscript of any proposed publication. The non-publishing party shall then have thirty (30) days to review and comment on the manuscript, and the publishing party agrees to delete any information identified by the non-publishing party as its Confidential Information and/or Program Information.

    2.5 CLI shall indemnify, defend and hold harmless VAXCEL, its Affiliates, employees, directors and agents from and against any and all claims, liability, loss or expense incurred by any such person which arises out of the Program, unless such liability is due solely to such person's negligence or misconduct. VAXCEL shall indemnify, defend and hold harmless CLI, its Affiliates, employees, directors and agents from and against any and all claims, liability, loss or expense incurred by any such person which arises from VAXCEL's negligence or misconduct in its performance and/or obligations under the Program.

    2.6 The Antigen by CLI and the Optivax System by VAXCEL are provided for this Program without warranty of title, noninfringement, merchantability or fitness for a particular use, purpose, or any other warranty, expressed or implied.

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3.       OWNERSHIP

         3.1 Inventions and Program Information which are conceived, generated or first reduced to practice by either party or both parties under or as a result of the Program shall be jointly owned with undivided interest by the parties ("Joint Inventions"); provided, however, that inventions and Technical Information shall be: (i) the sole property of CLI, and not deemed to be Joint Inventions, if and to the extent related to the Antigen itself (exclusive of the Copolymer and/or Optivax System or its use with the Copolymer and/or Optivax System or the Product); or (ii) the sole property of VAXCEL, and not deemed to be Joint Inventions, if and to the extent related to the Copolymer and/or Optivax System itself (exclusive of the Antigen or its use in the Product). Each party shall promptly notify the other in writing of all Joint Inventions. Upon the reasonable request of either party, the other party shall execute any reasonable document necessary to evidence or confirm the sole property rights of the other under this Section 3.1. Unless either party provides written notice to the other party that the invention and/or Program Information relates solely to the Antigen or Copolymer and/or Optivax System, the inventions and Program Information shall be considered Joint Inventions. In the event that a party notifies the other party that it is claiming sole property rights by asserting that the invention or Program Information are related solely to Antigen or Copolymer and/or Optivax System, and the other party disagrees with such request for sole property rights, the parties agree that inventorship shall be determined in accordance with U.S. law and that ownership shall be determined by the inventors obligations to assign such property rights. Nothing herein shall be construed to constitute a grant by CLI of any of its rights with respect to its Confidential Information and Technical Information (including patent rights and trademarks) related to the Antigen nor a grant by VAXCEL of any of its rights with respect to its Confidential Information and Technical Information (including patent rights and trademarks) related to the Copolymer and/or Optivax System.




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
         3.2 In the event of the expiration or termination for any reason of this Agreement and if no further definitive agreement with respect to Product has been executed by the parties, each party shall grant to the other party an irrevocable, royalty-free, worldwide, non-exclusive license, with the right to sub-license, to any inventions and Program Information jointly owned by the parties under Section 3.1 above. Upon the reasonable request of either party, the other party shall execute any documents to evidence or confirm the foregoing license. Nothing herein shall be construed to constitute a grant by CLI of any rights of CLI relating to the Antigen or a grant by VAXCEL of any rights of VAXCEL relating to the Copolymer an/or Optivax System existing prior to the date of this Agreement, or developed outside the Program and without reference thereto or the use of any information therefrom.

         3.3 Each party shall have the right, with respect to all inventions and Program Information jointly owned under Section 3.1 or licensed to it under
Section 3.2 hereof, to disclose and to license such inventions and Program Information to third parties, provided that such disclosure and/or license shall not be inconsistent with the terms of this Agreement.

         3.4 Both parties or either party shall have the right to decide whether or not to seek or maintain patent protection in any country on any Joint Invention; provided, however, that a party shall agree to proceed with patent prosecution, filing and maintenance for a Joint Invention upon the reasonable request of the other party. Should a party decide to pursue patent protection, it shall inform the other party in writing of its intention to do so. The patent application shall be filed and prosecuted in the names of both parties. In the event that both parties decide to seek or maintain patent protection, the following will apply:

                  (i) CLI shall decide on patent counsel;

                  (ii) CLI shall consult with VAXCEL regarding preparation, filing, prosecution and maintenance of such patent applications and shall furnish VAXCEL with copies of all documents relating thereto in sufficient time to enable VAXCEL to comment on them prior to filing; provided, however, that CLI shall make all final decisions; and

                  (iii) CLI shall pay all out-of-pocket expenses incurred in filing for, prosecuting and maintaining patents with respect to any Joint Inventions.


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                VAXCEL shall make available to CLI or its authorized attorneys, agents, or representatives, such of its employees or consultants whom CLI in its reasonable judgment deems necessary in order to assist it in obtaining patent protection for the Joint Inventions. VAXCEL shall sign all legal documents necessary to file and prosecute patent applications or to obtain or maintain patents at no charge to VAXCEL.

                If at any time, VAXCEL licenses its rights or gains any other form of economic benefit, including but not limited to, practice of the patent by VAXCEL, under any patent on any Joint Inventions, it shall: (i) notify CLI of such action; (ii) reimburse CLI for one-half of all out-of-pocket patent costs incurred by CLI for any such patent(s) on Joint Invention(s) within forty-five
(45) days of receiving an invoice with accompanying documentation for such costs from CLI; and (iii) pay for one-half of all subsequent patent maintenance costs for such patent(s).


4.       DEFINITIVE AGREEMENT

                Both parties enter this Agreement with the intention of completing the Program then negotiating definitive license and supply agreements if, in CLI's sole judgment, the safety and immunogenicity results of the Product are favorable. Within sixty (60) days after completion of the Program, CLI shall advise VAXCEL in writing whether CLI wishes to pursue further development of the Product pursuant to a definitive agreement relating to further development and subsequent marketing rights. If CLI so notifies VAXCEL, each party agrees to enter good faith negotiations with the other party for such a definitive agreement covering the Product. Such good faith negotiations shall be completed within ninety (90) days after CLI notifies VAXCEL that CLI wishes to pursue further development of the Product. The following terms are non-binding upon the parties, but shall serve as guidelines for the terms of the definitive agreements relating to further development of the Product under which CLI shall receive world-wide exclusive manufacturing and marketing rights to the Product, with the right to sub-license, for fifteen years or for the life of any patent covering the Copolymer and/or Optivax System, on a country by country basis, whichever is later, further provided that VAXCEL shall supply CLI with the Copolymer at a fixed supply price, bearing a relationship to cost, not to exceed twenty dollars and seventy-five cents ($20.75) per gram in 1995 dollars:

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
--------------------------------------------------------------------------------
License Issue Fee                              $  500,000
--------------------------------------------------------------------------------
Performance Milestone Payments*
         - Beginning of Phase 1I               $  250,000
         - Beginning of Phase III              $  250,000
         - PLA Filing                          $  500,000
--------------------------------------------------------------------------------
U.S. FDA/CBER Product Approval                 $1,000,000
Payments
--------------------------------------------------------------------------------
Per Country Regulatory Approval                $  100,000 (Maximum $500,000)
Payments
--------------------------------------------------------------------------------
Royalty on Sale                                6-8% on Net Sales (to be defined)
--------------------------------------------------------------------------------

* If no development milestone is achieved within a 12-month calendar period, CLI will pay VAXCEL $100,000 provided such payment shall be fully creditable against the next Performance Milestone Payment.

Further, CLI will be responsible for all further development activities and costs associated with the Product, including, but not limited to human clinical testing, laboratory testing, pursuing regulatory approval, final manufacturing, distribution, and marketing. VAXCEL will provide reasonable technical support to CLI during further development of the Product as requested by CLI. For any such work performed by VAXCEL, CLI will pay VAXCEL for any and all reasonable expenses associated with this effort.

Further, if requested by CLI, VAXCEL will allow the definition of Antigen contained in this Agreement to be expanded under the license and supply agreements to include Lyme Disease antigens other than OspA.

5.       THIRD PARTY ACTIVITIES

                During the Program and for a period of up to sixty (60) days after completion of the Program, if CLI has notified VAXCEL in writing of CLI's wish to pursue further development of the Product, to be specifically identified in such notice, each party agrees to enter into good faith negotiations with the other party for a definitive agreement covering the further development, and if successful, the manufacturing and marketing of the Product on such terms and conditions as the parties shall agree. During such time and during the additional ninety (90) day period that the parties are negotiating a definitive agreement, VAXCEL agrees not to conduct any vaccine product development discussions or activities with any third party related to the Product under the Work Plan. This additional negotiating period may extend beyond ninety (90) days by mutual agreement of the parties.

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6.       TERM AND TERMINATION

         6.1 This Agreement shall remain in effect until the earlier of (i) two
(2) years from the effective date of this Agreement; or 2) such time as work is no longer being carried out under the Program in accordance with mutually approved Work Plans and cost estimates.

         6.2 In the event that the Product does not appear viable during preclinical testing, CLI shall have the option to terminate this Agreement by written notice to VAXCEL.

         6.3 Either party may terminate this Agreement in its sole discretion, at any time, by giving not less than sixty (60) days prior written notice to the other party, if the other party is not proceeding diligently with the Program in accordance with Section 2.1 hereof.

         6.4 Either party may terminate this Agreement if the other party has failed to pay any amount payable hereunder, and such failure is continuing for thirty (30) days after receiving proper notification of such nonpayment.

         6.5 Either party may terminate this Agreement if the parties cannot successfully negotiate a definitive license and supply agreement within the time limits outlined in Sections 4 and 5 above.

         6.6 Termination of this Agreement shall be without prejudice to either party's right to receive any and all payments accrued under Section 2.2 prior to the effective date of the termination. After termination of this Agreement by either party or in the event of a breach by either party of this Agreement, each party shall reimburse the other party, within forty five (45) days after invoice, for any uncancellable obligations and expenses incurred by such party prior to termination in connection with the Program, and all reasonable costs incurred by such party in terminating the Program, if the paying party would have been responsible for such obligations, expenses or costs under Section 2.2 and Exhibit B; provided, however, that no payments for such obligations or expenses shall be due to the party in breach of this Agreement.

         6.7 If this Agreement is terminated by CLI for any reason, VAXCEL shall be free to license the Optivax System to other third parties for any Lyme Disease antigens other than the Antigen.

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7.       MISCELLANEOUS

         7.1 This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania and each party submits to the jurisdiction of any state or federal court of the Commonwealth of Pennsylvania.

         7.2 This Agreement shall not be amended or modified except in writing signed by each of the parties hereto.

         7.3 Nothing in this Agreement shall be construed to constitute a grant to CLI of any rights other than those expressly granted herein. Specifically, CLI shall not have the right to use: (a) the Copolymer or Optivax System with antigens other than the Antigen, without VAXCEL's prior written approval; (b) the Copolymer or Optivax System to immunize individuals for the purpose of producing antibodies which will subsequently be purified and concentrated to make a high-titer, human immune globulin for commercial sale; or (c) the Copolymer or Optivax System in any testing or analysis that would reverse engineer or otherwise reveal the chemical or structural composition of the Copolymer or the Optivax System. In addition, VAXCEL shall supply all of CLI's requirements of the Copolymer and nothing in this Agreement shall be construed to constitute a grant to CLI the right to manufacture the Copolymer either directly or through a third party.

         7.4 Any notice required or permitted under this Agreement shall be in writing and addressed as follows:

         If to VAXCEL:                           If to CLI:
         Vaxcel, Inc.                            Connaught Laboratories, Inc.
         3000 Northwoods Parkway, Suite 200      P.O. Box 187, Route 611
         Norcross, GA  30071                     Swiftwater, PA  18370
         Attention: President                    Attention: Vice President
                                                        Business Development

                All notices given in accordance with this Section 7.4 shall be deemed to be effective five (5) days after the date of mailing, if mailed by registered or certified mail, postage prepaid and return receipt requested or, upon delivery, if delivered by hand. Any party may change its address at which notice is to be received by written notice provided pursuant to this Section 7.4.

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
         7.5 This Agreement, together with the Confidentiality Agreement and the exhibits hereto, sets forth the entire agreement and understanding between the parties as to the subject matter hereof and supersedes all agreements and understandings between the parties with respect to the subject matter, whether oral or in writing.

         7.6 The provisions of Sections 2.3, 2.5, 3.1,3.2, 3.3, 3.4, 5, 6.6,
7.1, 7.7, 7.14 and this Section 7.6 shall survive termination for any reason of this Agreement.

         7.7 All disputes arising in connection with this Agreement shall be finally settled under the rules of the American Arbitration Association by one
(1) independent arbitrator experienced in the matter at issue and appointed in accordance with said rules. The place of arbitration shall be New York City, New York. The Arbitrator shall determine the matters in dispute in accordance with the laws of the Commonwealth of Pennsylvania. All costs and expenses incurred in connection with the arbitration (including reasonable attorney fees) shall be borne by the party against whom the decision is rendered or, if no decision is rendered, such costs and expenses shall be borne equally by the parties (except that each party shall pay its own legal fees and expenses). If the arbitrator's decision is a compromise, the determination of which party or parties bears the costs and expenses incurred in connection with any such arbitration proceeding shall be made by the arbitrator on the basis of the arbitrator's assessment of the relative merits of the parties' positions. Notwithstanding the above, either party has the right to bring suit in a court of competent jurisdiction against the other party for (i) any breach of the duties of confidentiality pursuant to this Agreement or the Confidentiality Agreement, or (ii) any infringement by a third party of the other party's proprietary rights.

         7.8 Except as permitted under Section 2.3, each party agrees not to disclose to any third party the existence of the arrangements between the parties contemplated by this Agreement, without the written consent of the other party.

         7.9 The respective rights of the parties hereto may be assigned by each party to any Affiliate of such party. No other assignment or delegation of the rights or obligations of either party may be made, without the express written consent of the other party.



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         7.10 Each party represents and warrants that it has the power and authority to execute, deliver, and perform its obligations under this Agreement, and that neither the execution nor delivery of this Agreement nor the performance of its obligations hereunder will constitute a breach of the terms or provisions of any contract or violate the rights of any third party.

         7.11 No party hereto shall be liable for failure to perform or delay in performing obligations set forth in this Agreement and no party shall be deemed in breach of its obligations, if, to the extent and for so long as such failure, delay, or breach is due to natural disasters or any causes beyond reasonable control of that party. Any party desiring to invoke this section 7.11 shall notify the other party promptly of such desire and shall use reasonable efforts to resume performance of its obligations.

         7.12 No waiver of any term or condition of this Agreement shall be valid except by an instrument in writing expressly waiving such term or condition signed by the waiving party.

         7.13 If any provision of this Agreement is ultimately held to be invalid, illegal or unenforceable, the validity, legality, and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby, unless the absence of the invalidated provision materially affects the substantive rights of the parties hereto.

         7.14 Notwithstanding anything to the contrary set forth in this Agreement, (a) neither party will be liable to the other for any incidental, special, consequential, punitive, or exemplary damages of any kind and (b) if arbitration, litigation or other action is commenced between the parties concerning any dispute arising out of or relating to this Agreement, the prevailing party in any contested ancillary proceeding related to the action (e.g., motions to transfer, to compel discovery, etc.) and the prevailing party in the action itself will be entitled, in addition to any other award that may be made, to recover all court costs or other official costs and all reasonable expenses associated with the ancillary proceeding or action, including without limitation reasonable attorney's fees and expenses.




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
IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

VAXCEL, INC.                            CONNAUGHT LABORATORIES, INC.



By                                      By
  ---------------------------------       ---------------------------------

Title                                   Title
     ------------------------------          ------------------------------




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                                    EXHIBIT A


                                    WORK PLAN


TITLE: EVALUATION OF OspA SPECIFIC ANTIBODY RESPONSES INDUCED USING FORMULATIONS CONTAINING OPTIVAX ADJUVANT


1.       PURPOSE AND LOGIC

A. PURPOSE: To compare immune responses induced using experimental subunit vaccine formulations based on Connaught's recombinant OspA and containing the nonionic block copolymer P1005, the Optivax adjuvant. The experimental endpoint will be the production of specific antibodies that are high titered and long-lived. Experimental challenge experiments will not be done in this study but rather in subsequent studies.

B. LOGIC: The Optivax adjuvant system is based on the nonionic block copolymer, P1005, which can be used in both aqueous and oil-containing vaccine formulations. The Optivax adjuvant routinely augments immune responses and could induce additional or different effector mechanisms. Mechanisms of action are not known but could include:

         1. When correctly formulated in aqueous solutions the polymer will form 1-5[mu]m particles in association with the vaccine immunogen. Particulate based delivery of protein immunogens is known to augment both antibody and cellular immune responses through depot effects.

         2. When Optivax is used in oil-in-water (O/W) emulsions, the emulsion is stabilized.

         3. Particles may preferentially deliver immunogens to phagocytic macrophages, and potentially to phagocytic immature dendritic cells, which would increase antigen processing and presentation.

         4. Optivax polymer may activate antigen presenting cells directly.


II.      TEST REAGENTS, ANIMAL REQUIREMENTS AND TEST GROUP ORGANIZATION

A.       IMMUNOGENS AND VACCINE FORMULATIONS:

         1. The subunit vaccines will be based on recombinant OspA protein, 0.2 or 2[mu]g/dose in a dose volume of 100[mu]l.

                  a. Amount of recombinant OspA protein required for the actual experimental vaccine formulations is 176[mu]g. Because of technical limitations, a minimum of 500[mu]g will be needed.



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         2. The poloxamer P1005 (Optivax) will be used as the experimental adjuvant, 2.5-7.5mg/dose.

                  a. Amount of P1005 polymer required for actual experimental vaccine formulations is 600mg. Additional material will be available as needed to address formulation issues.

         3. All formulations will be prepared at laboratory scale at Vaxcel.


B.       ASSAY PROTEINS OR PEPTIDES:

         1. The recombinant OspA will be used to measure antibodies in a standard ELISA. All serological testing will be done at Connaught.


C.       ANIMAL TYPE AND NUMBERS

The initial experiment will require the use of 80 C3H mice, ten mice / group, eight groups. Mice will be age and gender matched, purchased from a standard supplier and housed and maintained at the Vaxcel/CytRx animal facility. Mice will be immunized two times, 21 days between immunizations. All immunizations will be done using the CytRx facility. The vaccines will be administered by needle injection, subcutaneously (s.c.) at one site, total volume of 100[mu]l/dose. The groups will be immunized using the following format:


         1. Group 1 mice will receive 0.2[mu]g/dose of OspA, without Optivax adjuvant.

         2. Group 2 mice will receive 0.2[mu]g/dose of OspA + 2.5% (2.5mg/dose) P1005 (Optivax).

         3. Group 3 mice will receive 0.2[mu]g/dose of OspA + 5.0% (5.0mg/dose) P1005 (Optivax).

         4. Group 4 mice will receive 0.2[mu]g/dose of OspA + 7.5% (7.5mg/dose) P1005 (Optivax).

         5. Group 5 mice will receive 2[mu]g/dose of OspA, without Optivax adjuvant.

         6. Group 6 mice will receive 2[mu]g/dose of OspA + 2.5% (2.5mg/dose) P1005 (Optivax).

         7. Group 7 mice will receive 2[mu]g/dose of OspA + 5.0% (5.0mg/dose) P1005 (Optivax).




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         8. Group 8 mice will receive 2[mu]g/dose of OspA + 7.5% (7.5mg/dose)
     P1005 (Optivax).

     NOTE: The option of giving a third immunization will be considered if high-titered antibody responses are not raised following the two immunizations.


III.     MEASUREMENT OF ANTIGEN - SPECIFIC IMMUNE RESPONSES

A. ANTIBODY RESPONSES: On the day of the first immunization, day 0, but prior to the vaccine administration and on days 14 and 35, blood will be collected from all mice. Sera will be recovered for serological assays, specifically the measurement of antibody titers by ELISA. Selected antibody positive samples will be further tested to measure bacterial growth inhibition activity. Additional blood sampling will be done if needed or if a third immunization is given.


IV.      EXPERIMENTAL SCHEDULE

A. AVAILABILITY OF VACCINE COMPONENTS: The recombinant OspA protein and the P1005 Optivax polymer are available currently so no delays are anticipated regarding formulation of experimental OspA vaccines.

B. ANIMALS, PURCHASE, HOUSING AND IMMUNIZATIONS: Capacity for housing 80 mice is currently available and animals were ordered for delivery during the week of June 26, 1995. One week quarantine at the Vaxcel/CytRx animal facility was required which means the immunizations were done during the week of July 3, 1995. The 'in-life' animal portion of the experiments will be completed by August 7, 1995.

C. ANIMAL MATERIALS FOR TESTING: All serum samples will be shipped together upon completion of the 'in-life' portion of the experiments during the week of August 7, 1995. Testing schedule, for CLI, to be determined by Dr. John Mays.




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                                    EXHIBIT B

                        GUIDELINES FOR DEVELOPMENT COSTS
                              LYME DISEASE VACCINE


VAXCEL DEVELOPMENT COSTS

1. VAXCEL will select an appropriate Optivax System formulation(s) as an adjuvant for the Antigen.

2. VAXCEL will provide CLI with sufficient quantities of Copolymer to conduct toxicology and other preclinical studies to determine feasibility.

3. VAXCEL will provide technical support during Product formulation, manufacturing, preclinical evaluation, IND submission, and Phase I clinical trials, as requested by CLI.

4. VAXCEL will perform toxicology study on the Copolymer alone in a manner to support an IND, submit this data to the U.S. Food and Drug Administration, and allow CLI to access this information for confidential regulatory purposes.

5. VAXCEL and its current parent, CytRx Corporation, will prepare and CytRx will submit a Drug Master File on the Copolymer to the U.S. Food and Drug Administration and allow CLI to access this information for confidential regulatory purposes.



CLI DEVELOPMENT COSTS

1. CLI will perform all preclinical studies on the Product to determine feasibility.

2. CLI will perform toxicology and other necessary preclinical studies on the Product to support an IND

3.       CLI will prepare and submit the IND for the Product.

4. CLI will be responsible for all manufacturing of the Product for preclinical testing and Phase I clinical trials.

5. CLI will pay VAXCEL reasonable expenses for VAXCEL scientific personnel to assist with formulations and manufacturing, at CLI's facility in Swiftwater, if necessary.

6.       Vaxcel will charge CLI $20.75 per gram for Phase I clinical material.

7.       CLI will conduct the Phase I clinical trial on the Product.


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8.       CLI will reimburse VAXCEL for any VAXCEL activities performed under the
         Work Plan beyond those specifically described above under "VAXCEL Development Costs".




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